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                                   EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (In Thousands, Except Per Share Data) (Unaudited)
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                                                       FOR THE THREE MONTHS ENDED
                                                      ---------------------------
                                                      FEBRUARY 28,   FEBRUARY 28,
                                                          1995           1994
                                                      ------------   ------------
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NET INCOME (LOSS)............................             $ (253)        $ (252)
                                                      ------------   ------------
                                                      ------------   ------------


WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES OUTSTANDING:
 Weighted average number of common shares
  outstanding................................              7,292          7,292
 Shares issued upon assumed exercise of
  outstanding stock options..................              -              -
                                                      ------------   ------------

    Weighted average number of common and
     common equivalent shares outstanding....              7,292          7,292
                                                      ------------   ------------
                                                      ------------   ------------

NET INCOME (LOSS) PER COMMON SHARE...........             $(0.03)        $(0.03)
                                                      ------------   ------------
                                                      ------------   ------------
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